FORM 4
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

____Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.

    See Instruction 1(b).                  Filed  pursuant to Section 16(a)  of the Securities Exchange Act of 1934, Section 17(a)
                                           of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment
(Print or Type Responses)                  Company Act of 1940

------------------------------------------------------------- ------------------------------------------------------------ --------
1.  Name and Address of Reporting    2. Issuer Name and Ticker or Trading        6.  Relationship of Reporting Person(s) to Issuer
    Person*                             Symbol                                                      (Check all applicable)
    Perdue, Michael J.                  Goodrich Petroleum Corp.                      __X___Director      _____10% Owner
                                        GDP
                                                                                      _____Officer (give  _____Other (specify below)
                                                                                             title below)

------------------------------------- ---------------------------- ------------------------------- --------------------------------
(Last) (First) (Middle)               3.   I.R.S. Identification                 4.   Statement for
                                           Number of Reporting                        Month/Year
                                           Person, if an entity
                                           (Voluntary)                                November 2002
  4100 Newport Place
  Suite 400
------------------------------------- --------------------------- ------------------------------------------------
  (Street)                            5.   If Amendment,                         7.  Individual or Joint/Group Filing (Check
                                           Date of Original                          Applicable Line)
                                            (Month/Year)                             _X_Form filed by One Reporting Person
                                                                                     ___Form filed by More than One Reporting Person
  Newport Beach   CA    92660
------------------------------------- --------------------------- ------------------------------- ---------------------------------
(City)       (State)   (Zip)

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------- -----------------
1. Title of Security       2.  Trans-   3.  Trans-      4.  Securities Acquired   5. Amount of     6. Owner-    7.  Nature of
  (Instr. 3)                   action       action          (A) or Disposed of       Securities       ship          Indirect
                               Date         Code            (D) (Instr. 3, 4         Beneficially     Form:         Beneficial
                                           (Instr. 8)        and 5)                  Owned at         Direct        Ownership
                               (Month/                                               End of Month     (D) or
                               Day/                                                                   Indirect      (Instr. 4)
                               Year)                                                 (Instr. 3        (1)
                                                                                      and 4)          (Instr. 4)
-------------------------- ------------ --------------- -------------------------- ---------------- ------------ ------------------
                                          Code     V     Amount   (A) or    Price
                                                                  (D)
-------------------------- ------------ ------- ------- -------- --------- ------- ---------------- ------------ ------------------
Common Stock                 11/19/02      A             20,000       A       2.65       45,783             D
-------------------------- ------------ ------- ------- -------- --------- ------- ---------------- ------------ ------------------
                                                                                         54,217             I    Family Trust
-------------------------- ------------ ------- ------- -------- --------- ------- ---------------- ------------ ------------------
                                                                                      1,102,617             I    Private Corporation
-------------------------- ------------ ------- ------- -------- --------- ------- ---------------- ------------ ------------------
                                                                                      1,202,617
-------------------------- ------------ ------- ------- -------- --------- ------- ---------------- ------------ ------------------


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

            *If the form is filed by more than one reporting person,
                            see Instruction 4(b)(v).

 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)


1.  Title     2. Conversion     3. Trans-     4. Trans-        5. Number       6.  Date Exer-     7. Title and
    of Deriv-    or Exercise       action        action           of Deriv-        cisable and       Amount
    ative        Exercise          Date          Code             ative            Expiration        of
    Security     Price of                        (Instr.          Securities       Date              Underlying
    (Instr. 3)   Derivative        (Month/        8)              Acquired         (Month/Day/       Securities
                 Security          Day/Year)                      (A) or           Year)             (Instr. 3
                                                                  Disposed                            and 4)
                                                                  (D)(Instr.
                                                                  3, 4 and 5)
-------------- --------------- -------------- --------------- ----------------- ------------------ ---------------------- ---------
                                                                                  Date    Expira      Title  Amount or
                                                                                  Exer-   tion               Number of
                                                                                  cisable  Date              Shares
-------------- --------------- -------------- --------------- ----------------- --------- -------- --------- ------------ ---------
                                               Code  V           (A)     (D)

-------------- --------------- -------------- --------------- ----------------- --------- -------- --------- ------------ ---------


-------------- --------------- -------------- --------------- ----------------- --------- -------- --------- ------------ ---------


-------------- --------------- -------------- --------------- ----------------- --------- -------- --------- ------------ ---------


-------------- --------------- -------------- --------------- ----------------- --------- -------- --------- ------------ ---------

 8. Price     9. Number        10. Owner-      11. Nature of
    of           of                ship of         Indirect
    Deriv-       Deriv-            Form of         Beneficial
    ative        ative             Deriv-          Ownership
    Secur-       Secur-            ative           (Instr. 4)
    ity          ities             Security
                 Bene-             Direct (D)
    (Instr.      ficially          or
     5)          Owned             Indirect
                 at End            (I)
                 Month             (Instr.
                 (Instr.            4)
                  4)

-------------- --------------- -------------- ---------------
                 8,000              D
-------------- --------------- -------------- ---------------

-------------- --------------- -------------- ---------------

-------------- --------------- -------------- ---------------


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations

  See  18  U.S.C.  1001  and  15  U.S.C. 78ff(a).



              /s/ Michael J. Perdue                          November 21, 2002
              ----------------------                         -----------------
              **Signature of Reporting Person                    Date


Note: File three copies of this Form, one of which must be manually signed. If space if sufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.